Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-169290) of Gladstone Commercial Corporation of our report dated August 29, 2013, relating to the Historical Summary of revenue of 717 East Parmer Lane, which appears in this Current Report on Form 8-K of Gladstone Commercial Corporation dated August 29, 2013.

/s/ PricewaterhouseCoopers LLP

McLean, VA

August 29, 2013